Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182917 on Form S-8 of our reports dated April 15, 2014, relating to the consolidated financial statements and financial statement schedule of WuXi PharmaTech (Cayman) Inc. and its subsidiaries, and the effectiveness of WuXi PharmaTech (Cayman) Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of WuXi PharmaTech (Cayman) Inc. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 15, 2014